UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2024

BLUE OWL CREDIT INCOME CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	814-01369	85-1187564
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 419-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934. Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

On May 21, 2024 (the “Closing Date”), Core Income Funding VII LLC (“Core Income Funding VII”), a Delaware limited liability company and newly formed subsidiary of Blue Owl Core Income Corp., a Maryland corporation (the “Company” or “us”), entered into a Credit and Security Agreement (the “Secured Credit Facility”), with Core Income Funding VII LLC, as Borrower, the Company, as Collateral Manager and Equityholder, Citibank, N.A. (“Citibank”), as Administrative Agent, State Street Bank and Trust Company, as Custodian, Collateral Agent and Collateral Administrator, the lenders from time to time parties thereto (the “Lenders”).

From time to time, the Company expects to sell and contribute certain investments to Core Income Funding VII pursuant to a Sale and Contribution Agreement, dated as of the Closing Date, by and between the Company and Core Income Funding VII. No gain or loss will be recognized as a result of the contribution. Proceeds from the Secured Credit Facility will be used to finance the origination and acquisition of eligible assets by Core Income Funding VII, including the purchase of such assets from the Company. The Company retains a residual interest in assets contributed to or acquired by Core Income Funding VII through its ownership of Core Income Funding VII. The maximum principal amount of the Secured Credit Facility is $300 million, which can be drawn in multiple currencies subject to certain conditions; the availability of this amount is subject to a borrowing base test (which is based on the value of Core Income Funding VII’s assets from time to time, an advance rate and concentration limitations) and satisfaction of certain conditions, including collateral quality tests.

The Secured Credit Facility provides for the ability to draw and redraw revolving loans under the Secured Credit Facility for a period of up to three years after the Closing Date (the “Reinvestment Period”) unless the Reinvestment Period is terminated sooner as provided in the Secured Credit Facility. Unless otherwise terminated, the Secured Credit Facility will mature two years after the last day of the Reinvestment Period (the “Stated Maturity”). To the extent the commitments are terminated or permanently reduced during the first two years following the Closing Date, Core Income Funding VII may owe a prepayment penalty. Prior to the Stated Maturity, proceeds received by Core Income Funding VII from principal and interest, dividends, or fees on assets must be used to pay fees, expenses and interest on outstanding borrowings, and the excess may be returned to the Company, subject to certain conditions. On the Stated Maturity, Core Income Funding VII must pay in full all outstanding fees and expenses and all principal and interest on outstanding borrowings, and the excess may be returned to the Company. The credit facility may be permanently reduced, in whole or in part, at the option of Core Income Funding VII.

Amounts drawn in U.S. dollars are benchmarked to Term SOFR, amounts drawn in British pounds are benchmarked to SONIA, amounts drawn in Canadian dollars are benchmarked to Daily Compounded CORRA, and amounts drawn in Euros are benchmarked to EURIBOR, and in each case plus a spread equal to the Applicable Margin. The “Applicable Margin” ranges from 1.60% and 2.37%, depending on the type of asset being funded by such draw and the utilization level of the Secured Credit Facility. Core Income Funding VII also paid Citibank an upfront fee and will reimburse certain expenses in connection with Citibank’s role as Administrative Agent.

During the Reinvestment Period, Core Income Funding VII will pay certain unused fees subject to minimum utilization. The Secured Credit Facility contains customary covenants, including certain maintenance covenants and customary events of default. The Secured Credit Facility is secured by a perfected first priority security interest in the assets of Core Income Funding VII and on any payments received by Core Income Funding VII in respect of those assets. Assets pledged to the lenders under the Secured Credit Facility will not be available to pay the debts of the Company.

Borrowings of Core Income Funding VII are considered the Company’s borrowings for purposes of complying with the asset coverage requirements under the 1940 Act.

The description above is only a summary of the material provisions of the Secured Credit Facility and the Sale and Contribution Agreement and is qualified in its entirety by reference to the copies of the Secured Credit Facility and Sale and Contribution Agreement which are filed as Exhibits 10.1 and 10.2 to this current report on Form 8-K and are incorporated herein by reference thereto.

Item 2.03. Creation of a Direct Financial Obligation

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Credit and Security Agreement, dated as of May 21, 2024, among Core Income Funding VII LLC, as Borrower, Blue Owl Credit Income Corp., as Collateral Manager and Equityholder, the Lenders from time to time parties thereto, Citibank, N.A., as Administrative Agent, and State Street Bank and Trust Company, as Collateral Agent and Collateral Administrator.

10.2	Sale and Contribution Agreement, dated as of May 21, 2024, between Blue Owl Credit Income Corp., as Seller, and Core Income Funding VII LLC, as Purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE OWL CREDIT INCOME CORP.

Dated: May 23, 2024	By:	/s/ Bryan Cole
Name: Bryan Cole Title: Chief Operating Officer and Chief Financial Officer